BDO Dunwoody LLP Chartered Accountants	600 Cathedral Place 925 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca www.bdo.ca

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

Bloorcom Incorporated

Vancouver, Canada

We hereby consent to the use in the Prospectus of Bloorcom Corp., constituting a part of this SB-2 Registration Statement, of our report dated December 20, 2004 relating to the financial statements of Bloorcom Incorporated. (“the Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP -------------------------------------- BDO DUNWOODY LLP

Vancouver, Canada

February 11, 2005